WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


  WERNER ENTERPRISES REPORTS HIGHER OPERATING REVENUES AND EARNINGS FOR
                           SECOND QUARTER 2002

Omaha, Nebraska, July 16, 2002:
------------------------------

     Werner Enterprises, Inc. (Nasdaq:WERN-news), one of the nation's largest truckload transportation companies, today reported higher operating revenues and earnings for the second quarter ended June 30, 2002. Operating revenues increased 5% to $340.4 million compared to
$322.8 million in second quarter 2001. Net income increased 37% to $16.6 million compared to $12.1 million in second quarter 2001. Earnings per share for second quarter 2002 were $.25 per share, or 32% higher than the $.19 per share earned in second quarter 2001.

     "We were pleased to see a strengthening of freight demand for our services during second quarter, compared to second quarter a year ago," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "For most of this quarter, daily freight volumes consistently exceeded the weaker same-day freight volumes of a year ago. This enabled us to be more selective with the freight we haul and resulted in a lower empty mile percentage, higher miles per truck, and higher revenue per mile. We were also pleased to make progress improving our operating margin. We are hopeful that this trend will continue."

     Freight demand for the first half of April 2002 was about the same as the first half of April 2001. However, freight demand improved beginning with the second half of April 2002 and continued through the remainder of the quarter. Demand improved in almost all geographic and industry sectors, with more significant geographic strength in the western and southern United States and more significant industry strength in the Company's largest market segment, retail and consumer products. Freight volumes were unusually stronger than normal in second quarter 2002, due in part to some shippers restocking low inventory levels and, to a lesser degree, increased shipping in the West Coast markets due to concerns about the potential for a work stoppage at the Los Angeles port. The Company does not know if it will experience these same unusually strong volumes in the third quarter and fourth quarter 2002.

     Average diesel fuel prices remained higher than normal compared to historical price levels, but were 18 cents per gallon lower in second quarter 2002 compared to the high prices of second quarter 2001. The

Company collects fuel surcharge revenues from its customers to reimburse the Company for the higher cost of fuel. These surcharge programs, which generally adjust weekly based on fuel pricing changes, continued to be in effect during second quarter 2002. The Company collects fuel surcharge revenues on miles that are billable to customers, but this generally does not include recovery for empty miles, out-of-route miles, and truck engine idling. Because of the lower fuel prices during the current quarter compared to the same quarter a year ago, the Company's fuel surcharge revenues were $7.0 million lower. As a result, lower fuel expense was offset by lower fuel surcharge revenues, and the change in fuel prices had no significant effect on earnings during second quarter 2002 compared to second quarter 2001. Excluding the impact of the decrease in fuel surcharge revenues, the Company's revenues increased 8% in second quarter 2002 compared to second quarter 2001.

     A significant issue affecting the trucking industry is the new engine emission standards mandated by the Environmental Protection Agency for all truck engines produced beginning in October 2002. Diesel truck engines produced prior to October 2002 are not subject to the new standards. Until very recently, the Company and its peers in the trucking industry have not been able to test these new engines. As a result, for the past several months the Company has been buying a larger number of pre-October 2002 trucks with proven engines. Werner Enterprises reduced the average age of its Company truck fleet from 1.5 years at December 31, 2001 to 1.4 years at March 31, 2002 and to 1.3 years at June 30, 2002. Capital expenditures, net, were $84.7 million for the first six months of 2002 compared to $77.2 million for the first six months of 2001. The Company intends to continue to buy pre-October 2002 trucks. The Company expects to have one of the newest fleets in the industry by the end of this year. This will enable the Company to temporarily suspend buying new trucks until management is confident of the performance of the new engines.

     In the past few months, the pricing for the Company's used trucks has improved and the Company has been selling more trucks in recent months. Over the last year, Werner Enterprises has expanded its nationwide retail truck sales network that has been a leading seller of late-model used Company trucks for over ten years. The buying power of being a large purchaser of trucks, combined with Werner Enterprises' extensive retail truck sales network differentiates the Company from other large truckload carriers.

     Renewing adequate trucking insurance coverage and managing skyrocketing insurance rate increases has become a huge problem for many truckload carriers. As the insurance market has hardened, some insurers have stopped writing coverage for the truckload industry or have reduced their exposure to this sector. Some truckload carriers have reacted to these premium rate increases by reducing their liability insurance coverage amounts, some as low as the minimum allowable level required by the U.S. Department of Transportation of $750,000 per claim. Werner Enterprises had the foresight to self-insure and manage most of its liability and workers' compensation insurance claims with qualified Risk Department professional employees over ten years ago. For high dollar liability and workers' compensation claim coverage, the Company has insurance with reputable insurance carriers. As a result of the Company's self-insurance program, higher insurance rates have had a less significant impact on the Company compared to other carriers.

      Truckload transportation is a capital-intensive business. Returns in the truckload sector have been depressed for the last two years. Many private and some public truckload carriers have a substantial amount of debt, both on and off their balance sheets. As used truck prices fell below equipment loan values over the last two years, some trucking lenders incurred substantial losses. These lenders radically altered their lending terms, making it much more difficult for many carriers to replace their truck fleet with new equipment. Werner Enterprises, on the other hand, controls its destiny. The Company's strong financial position and cash flow enables Werner to maintain a premium, late-model truck fleet and prudently add equipment when it makes sense from an operating margin standpoint. The Company's goals are to return to its historical annual revenue growth rate when operating margins return to historical levels. In the near term, the Company's focus continues to be improving margins and earnings per share.

      During second quarter 2002, the Company purchased 89,200 shares of the Company's common stock at an average price of $17.44 per share for a total of $1.6 million.

     The Company's financial position remains very solid as its invested cash position of $85.2 million exceeds its remaining debt of $50.0 million. $30.0 million of the remaining debt is scheduled for repayment when the note matures in November 2002. Stockholders' equity has grown to $616.5 million. The Company's cash flow from operations remains strong and was $43.7 million for second quarter 2002 compared to $40.6 million in second quarter 2001.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             6/30/02     Revenues    6/30/01     Revenues
                             --------    --------    --------    --------
Operating revenues           $340,405       100.0    $322,777       100.0
                             --------    --------    --------    --------

Operating expenses:
   Salaries, wages and
     benefits                 122,417        36.0     114,862        35.6
   Fuel                        30,401         8.9      35,714        11.1
   Supplies and maintenance    31,112         9.1      29,275         9.1
   Taxes and licenses          24,723         7.3      23,192         7.2
   Insurance and claims        12,793         3.7      10,911         3.4
   Depreciation                29,521         8.7      28,908         8.9
   Rent and purchased
     transportation            57,852        17.0      55,245        17.1
   Communications and
     utilities                  3,644         1.1       3,567         1.1
   Other                          804         0.2       1,170         0.3
                             --------    --------    --------    --------
      Total operating
        expenses              313,267        92.0     302,844        93.8
                             --------    --------    --------    --------
Operating income               27,138         8.0      19,933         6.2
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               801         0.3         834         0.3
   Interest income               (602)       (0.2)       (554)       (0.2)
   Other                          419         0.1         307         0.1
                             --------    --------    --------    --------
      Total other expense         618         0.2         587         0.2
                             --------    --------    --------    --------

Income before income taxes     26,520         7.8      19,346         6.0
Income taxes                    9,945         2.9       7,255         2.3
                             --------    --------    --------    --------
Net income                    $16,575         4.9     $12,091         3.7
                             ========    ========    ========    ========

Diluted shares outstanding     65,192                  63,889
                             ========                ========
Diluted earnings per share       $.25                    $.19
                             ========                ========

                                       OPERATING STATISTICS
                                      (Quarter Ended June 30)
                                         % Change
                                         --------
Average monthly miles per
  tractor                      10,550      1.9%        10,357
Average revenues per total
  mile (1)                     $1.228      2.0%        $1.204
Average revenues per loaded
  mile (1)                     $1.354      1.4%        $1.335
Average percentage of empty
  miles                          9.31%    (5.1%)         9.81%
Average tractors in service     7,973      2.9%         7,746
Average revenues per truck
  per week (1)                 $2,989      3.9%        $2,878
Non-trucking revenues (in
  thousands)                  $23,973     23.8%       $19,364
Total tractors (at quarter
  end)
     Company                    6,800                   6,590
     Owner-operator             1,150                   1,135
                             --------                --------
          Total tractors        7,950                   7,725

Total trailers (at quarter
  end)                         19,855                  19,850


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                            Six Months      % of    Six Months      % of
                              Ended      Operating    Ended      Operating
                             6/30/02     Revenues    6/30/01     Revenues
                             --------    --------    --------    --------
Operating revenues           $652,980       100.0    $627,354       100.0
                             --------    --------    --------    --------
Operating expenses:
   Salaries, wages and
     benefits                 237,919        36.4     223,936        35.7
   Fuel                        55,462         8.5      70,778        11.3
   Supplies and maintenance    61,168         9.4      56,219         9.0
   Taxes and licenses          48,605         7.4      46,270         7.4
   Insurance and claims        24,399         3.7      21,652         3.4
   Depreciation                58,723         9.0      58,103         9.3
   Rent and purchased
     transportation           113,267        17.4     105,517        16.8
   Communications and
     utilities                  7,361         1.1       7,310         1.2
   Other                        1,653         0.3       1,577         0.2
                             --------    --------    --------    --------
      Total operating
        expenses              608,557        93.2     591,362        94.3
                             --------    --------    --------    --------
Operating income               44,423         6.8      35,992         5.7
                             --------    --------    --------    --------

Other expense (income):
   Interest expense             1,559         0.2       2,240         0.3
   Interest income             (1,276)       (0.2)     (1,448)       (0.2)
   Other                          631         0.1         726         0.1
                             --------    --------    --------    --------
      Total other expense         914         0.1       1,518         0.2
                             --------    --------    --------    --------

Income before income taxes     43,509         6.7      34,474         5.5
Income taxes                   16,316         2.5      12,928         2.1
                             --------    --------    --------    --------
Net income                    $27,193         4.2     $21,546         3.4
                             ========    ========    ========    ========

Diluted shares outstanding     65,250                  63,723
                             ========                ========
Diluted earnings per share       $.42                    $.34
                             ========                ========

                                       OPERATING STATISTICS
                                    (Six Months Ended June 30)
                                         % Change
                                         --------
Average monthly miles per
  tractor                      10,320      0.2%        10,300
Average revenues per total
  mile (1)                     $1.220      1.9%        $1.197
Average revenues per loaded
  mile (1)                     $1.350      1.3%        $1.333
Average percentage of empty
  miles                          9.64%    (5.8%)        10.23%
Average tractors in service     7,928      3.7%         7,646
Average revenues per truck
  per week (1)                 $2,905      2.1%        $2,845
Non-trucking revenues (in
  thousands)                  $45,516     33.4%       $34,130
Total tractors (at quarter
  end)
     Company                    6,800                   6,590
     Owner-operator             1,150                   1,135
                             --------                --------
          Total tractors        7,950                   7,725

Total trailers (at quarter
  end)                         19,855                  19,850


(1)  Net of fuel surcharge revenues.

                                                    BALANCE SHEET DATA
                                                    (In thousands)



                                          6/30/02                12/31/01
                                         --------                --------
ASSETS                                  (Unaudited)
Current assets:
   Cash and cash equivalents              $85,214                 $74,366
   Accounts receivable, trade, less
     allowance of $5,393 and $4,966,
     respectively                         127,803                 121,354
   Other receivables                       10,375                   8,527
   Inventories and supplies                 8,926                   8,432
   Prepaid taxes, licenses and permits      7,095                  12,333
   Other current assets                    14,164                  11,055
                                       ----------               ---------
      Total current assets                253,577                 236,067
                                       ----------               ---------

Property and equipment                  1,107,695               1,069,605
Less - accumulated depreciation           366,332                 354,122
                                       ----------               ---------
      Property and equipment, net         741,363                 715,483
                                       ----------               ---------

Notes receivable and other investments     14,999                  12,464
                                       ----------               ---------

                                       $1,009,939                $964,014
                                       ==========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                       $34,906                 $33,188
   Current portion of long-term debt       30,000                  30,000
   Insurance and claims accruals           46,566                  40,254
   Accrued payroll                         17,348                  15,008
   Current deferred income taxes           20,473                  20,473
   Other current liabilities               12,010                  13,334
                                       ----------               ---------
      Total current liabilities           161,303                 152,257
                                       ----------               ---------

Long-term debt, net of current portion     20,000                  20,000

Insurance and claims accruals, net of
  current portion                          42,301                  38,801

Deferred income taxes                     169,869                 162,907

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     64,427,780 shares issued;
     63,794,567 and 63,636,823 shares
     outstanding, respectively                644                     644
   Paid-in capital                        106,958                 106,058
   Retained earnings                      515,582                 490,942
   Accumulated other comprehensive loss       (81)                    (43)
   Treasury stock, at cost; 633,206
     and 790,957 shares, respectively      (6,637)                 (7,552)
                                       ----------               ---------
      Total stockholders' equity          616,466                 590,049
                                       ----------               ---------
                                       $1,009,939                $964,014
                                       ==========               =========


       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,950 trucks and 19,855 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.